FOR IMMEDIATE RELEASE:

UNIVERSAL MUSIC GROUP (UMG) PARTNERS WITH QTRAX

AD SUPPORTED MUSIC SERVICE ALLOWS FANS TO DOWNLOAD MUSIC
FREE AND LEGALLY

New York—May 6, 2008—Universal Music Group (UMG), the world’s leading music company, and its global publisher, Universal Music Publishing Group, announced today that they have entered into digital distribution licensing agreements with Qtrax. As part of this agreement, Qtrax will now have access to the most extensive digital music catalog of chart-topping artists in the world, while UMG and its artists and songwriters will be compensated for the use of their content.

Qtrax showcases an ad-supported delivery model that easily and accurately directs revenue back to artists and rights holders.  Users who download and install the Qtrax client will soon be able to use it to search for, discover and listen to a colorful and diverse catalog of high-quality digital music files numbering in the millions.  Qtrax will monetize the experience by selling sponsorships and advertising displayed during the search and download processes.  Additionally, users will have the option to purchase music and related items throughout the Qtrax interface.

About Universal Music Group

Universal Music Group is the world’s leading music company with wholly owned record operations or licensees in 77 countries. Its businesses also include Universal Music Publishing Group, the industry’s largest global music publishing operation.

Universal Music Group consists of record labels Decca Music Group, Deutsche Grammophon, Interscope Geffen A&M Records, Geffen Records, Island Def Jam Music Group, Lost Highway Records, MCA Nashville, Mercury Nashville, Mercury Records, Philips, Polydor Records, Universal Music Latino, Universal Motown Records Group, and Verve Music Group as well as a multitude of record labels owned or distributed by its record company subsidiaries around the world. The Universal Music Group owns the most extensive catalog of music in the industry, which is marketed through two distinct divisions, Universal Music Enterprises (in the U.S.) and Universal Strategic Marketing (outside the U.S.). Universal Music Group also includes eLabs, its new media and technologies division, Bravado, its merchandising company, and Twenty-First Artists, its full service management division.

Universal Music Group is a unit of Vivendi, a global media and communications company.

About Qtrax (www.qtrax.com)

Qtrax showcases an innovative ad-supported delivery model that easily directs revenue back to artists and rights holders. Qtrax is available for browsing now and soon will provide fans with access to millions of high-quality digital music files. Based in New York City, Qtrax is a subsidiary of Brilliant Technologies Corporation (OTC: BLLN.PK), a publicly traded technology holding company.

Safe Harbor

This announcement contains express or implied forward-looking statements which involve known and unknown risks and uncertainties that could cause actual results to differ materially from those suggested, including but not limited to risks identified and discussed in company filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof and future results may differ materially from expectations and the company disclaims any obligation to update them except as required by law.

For more information:
UMG- Peter Lofrumento 212 331 2585
Qtrax- Shamin Abas        212 532 2736

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